Exhibit 21.1

LIST OF SUBSIDARIES OF MARRONE BIO INNOVATIONS, INC.

Marrone Bio Innovations, Inc. (Delaware)

Marrone Michigan Manufacturing, LLC (Michigan)

Pro Farm Inc. (Delaware)

Pro Farm Technologies Oy (Finland)

Pro Farm International Oy (Finland)

Pro Farm OU (Estonia)

Pro Farm Technogies Comercio de Insumos Agricolas do Braisil Ltda.(Brazil)

Glinatur SA (Uruguay)

Pro Farm Russia, LLC. (Russia)